Exhibit 99.1

LAUREATE EDUCATION REPORTS FOURTH QUARTER & FULL YEAR 2018 FINANCIAL RESULTS

Strong Progress Throughout 2018 on Strategic Priorities

BALTIMORE, MARYLAND - February 28, 2019 - Laureate Education, Inc. (NASDAQ: LAUR) today announced financial results for the fourth quarter and the year ended December 31, 2018, and provided an update on the strong progress made on its strategic priorities.

Fourth Quarter 2018 Highlights (compared to fourth quarter 2017):

•                  Revenue of $913.7 million was up 2% on an organic constant currency basis(1). On a reported basis, revenue decreased 4% due to weakening of foreign currencies against the US Dollar.

•                  Operating income decreased by $0.3 million to $139.8 million.

•                  Net income (including discontinued operations) for the quarter was $72.1 million, as compared to $200.5 million in the fourth quarter of 2017, primarily attributable to one-time income tax benefits of $136 million resulting from the U.S. tax reform law that were recorded in 2017.

•                  Adjusted EBITDA was $228.7 million; up 6% on an organic constant currency basis.

•                  Adjusted for timing impact related to the Mexican earthquake in prior year, Revenue and Adjusted EBITDA were up 4% and 11%, respectively, on an organic constant currency basis.

Year Ended December 31, 2018 Highlights (compared to year ended December 31, 2017):

•                  New enrollments increased 6%.

•                  Total enrollments increased 1%.

•                  Revenue of $3,350.2 million was up 2% on an organic constant currency basis. On a reported basis, revenue decreased 1% due to weakening of foreign currencies against the US Dollar.

•                  Operating income increased by $49.0 million to $291.0 million.

•                  Net income (including discontinued operations) for the year was $370.9 million, as compared to $93.8 million in the year ended December 31, 2017, largely attributable to the gains from asset sales.

•                  Adjusted EBITDA was $623.1 million; up 7% on an organic constant currency basis.

•                  Free Cash Flow (or FCF), defined as operating cash flow less capital expenditures, was $139 million for 2018, which represents a $241 million increase versus prior year, driven by reduced interest expense, improved capital efficiency and higher operating margins.

“We are pleased to report strong performance for the fourth quarter and fiscal year 2018,” said Eilif Serck-Hanssen, Chief Executive Officer. “In 2018, we made significant progress against our strategic priorities, including the simplification of our portfolio to a core set of markets, where we have scale and a strong competitive position. These actions have also allowed us to significantly decrease our corporate debt and improve our margins,” Mr. Serck-Hanssen added. “These bold actions have been taken while maintaining a firm commitment to delivering high quality education for our students and strong outcomes for all of our stakeholders. We are well positioned heading into 2019.”

Strong Progress on Strategic Priorities

During the Company’s Investor Day in early 2018, management outlined five pillars for its strategic priorities in the coming years. Throughout 2018, great progress was made on all fronts:

Basis of Presentation

We have classified all of our currently planned divestitures in Europe, Africa, Asia and Central America in discontinued operations. Unless indicated otherwise, the results presented below relate to continuing operations.

Fourth Quarter 2018 Results

Revenue in the fourth quarter of 2018 was $913.7 million, up 2% on an organic constant currency basis. On a reported basis, revenue decreased 4% compared to the fourth quarter of 2017, affected by the weakening of foreign currencies against the US Dollar. Operating income decreased by $0.3 million to $139.8 million from $140.1 million in the fourth quarter of 2017. Net income (including discontinued operations) was $72.1 million for the fourth quarter, compared to $200.5 million in the fourth quarter of 2017; the decrease in net income was primarily attributable to income tax benefits resulting from the U.S. tax reform law that were recorded in 2017. Basic and diluted earnings per share were $0.31 for the fourth quarter of 2018.

Adjusted EBITDA was $228.7 million in the fourth quarter of 2018, up 6% on an organic constant currency basis. On a reported basis, Adjusted EBITDA decreased 13% compared to the fourth quarter of 2017. Adjusted for the timing impact related to the Mexican earthquake in 2017, revenue and Adjusted EBITDA for the fourth quarter were up 4% and 11% versus prior year, respectively, on a constant currency basis.

Year Ended December 31, 2018 Results

New enrollments for full year 2018 increased 6% compared to our new enrollment activity for full year 2017. New enrollment growth reflects strong growth in Brazil, which is up 14%, led by 75% growth in new enrollments in Distance Learning in that segment. Both Mexico and Andean grew new enrollments by 2%, while Rest of World grew new enrollments by 8%. Online & Partnerships new enrollments remain solid in our core domestic market, which increased 3%, offset by our planned transition away from lower revenue and margin producing students from international students in that segment. Total enrollments at December 31, 2018 grew 1% compared to December 31, 2017.

For the year ended December 31, 2018, revenue was $3,350.2 million, up 2% on an organic constant currency basis. On a reported basis, revenue decreased $35.7 million compared to 2017, affected by the weakening of foreign currencies against the US Dollar. Operating income increased $49.0 million compared to 2017, due primarily to decreased stock compensation expenses. Net income (including discontinued operations) for 2018 was $370.9 million, which included a $296.6 million net gain related to the completion of the previously announced sales of our Cyprus, Italy, China, Germany, Morocco and Kendall institutions and a $88.3 million derivative gain, primarily related to conversion of the preferred equity into common shares in April 2018, compared to net income of $93.8 million for 2017. Basic and diluted earnings per share for 2018 were $1.79 and $1.73, respectively.

Adjusted EBITDA was $623.1 million in 2018, up 7% on an organic constant currency basis. On a reported basis, Adjusted EBITDA increased 1% compared to 2017.

(1) Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items.

Balance Sheet, Cash Flow and Capital Structure

Laureate ended 2018 with $388.5 million of cash on hand and $680.0 million in total liquidity, including our undrawn revolver capacity. These amounts do not include $216.4 million of cash recorded at subsidiaries that are classified as held for sale at December 31, 2018.

Free Cash Flow, defined as operating cash flow less capital expenditures, was $139 million for 2018, which represents a $241 million increase versus prior year, driven by reduced interest expense, improved capital efficiency and higher operating margins.

Outlook for Fiscal 2019

The guidance for full-year 2019 includes the impact from the implementation of Accounting Standards Codification (ASC) 842, ‘‘Leases’’, which became effective January 1, 2019. Under this new standard, the balance sheet will be grossed up to show a right-of-use asset and correlated right-of-use liability for operating leases. The impact to our income statement is expected to be approximately $13 million of additional rent expense in 2019, related to certain build-to-suit arrangements that are currently treated as capital leases on our books but will be classified as operating leases upon implementation of ASC 842. Conversely, the approximately $75 million of debt recorded for those leases will be eliminated.

Based on the current foreign exchange spot rates(2), Laureate currently expects its pro-forma performance for full-year 2019 to be as follows:

Continuing Operations

•                  Total enrollments to be approximately 890,000, growth of roughly 2%;

•                  Revenues to be in the range of $3,350 to $3,385 million, growth of 2% - 3% on an organic constant currency basis;

•                  Adjusted EBITDA to be in the range of $645 to $655 million, growth of 7% - 8% on an organic constant currency basis and prior to the impact from implementation of ASC 842, which will cause a 2% year-over-year unfavorable impact on growth; and

•                  Throughout 2019, as our announced asset sales are completed, we expect that we will continue to reduce G&A costs. We expect those cost reductions to be completed by the end of 2019. Thus, we anticipate Adjusted EBITDA for year-end 2019 to be between $670 - $680 million on a run-rate basis.

Consolidated Operations

•                  Capital expenditures at approximately 6% of revenue;

•                  Free Cash Flow, defined as operating cash flow less capital expenditures, expected to be approximately $145 million for 2019, and with the expected G&A cost reduction we expect Free Cash Flow to be approximately $170 million for 2019 on a run-rate basis; and

•                  We expect to end 2019 with approximately $800 million in net debt, factoring in $1.5 billion net proceeds anticipated from asset sales in 2019.

(2) Based on actual FX rates for January-February 2019, and current spot FX rates (local currency per US dollar) of MXN 19.39, BRL 3.76, CLP 666.00, PEN 3.34 for March - December 2019. FX impact may change based on fluctuations in currency rates in future periods.

An outlook for 2019 net income and a reconciliation of the forward-looking 2019 Adjusted EBITDA outlook to net income and a reconciliation of the forward-looking 2019 Free Cash Flow to operating cash flow are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlook and reconciliation.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by dialing 1-888-466-9845 (for U.S.- based callers) or 1-847-619-6751 (for international callers), and request to join the Laureate conference call, conference ID 7226229. Replays of the entire call will be available through March 7, 2019 at 1-888-843-7419 (for U.S.- based callers) and at 1-630-652-3042 (for international callers), conference ID 7226229. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s web site at www.laureate.net.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. All statements we make relating to (i) guidance (including, but not limited to, total enrollments, revenues, Adjusted EBITDA, costs, capital expenditures, cash interest expense, Free Cash Flow and reported earnings per share), (ii) the impact from the implementation of ASC 842 and (iii) our planned divestitures are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 28, 2019. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurements of Adjusted EBITDA and Free Cash Flow. We have included these non-GAAP measurements because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans.

Adjusted EBITDA consists of income (loss) from continuing operations, adjusted for the items included in the accompanying reconciliation. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Free Cash Flow consists of operating cash flow minus capital expenditures. Free Cash Flow provides a useful indicator about Laureate’s ability to fund its operations and repay its debts.

Laureate’s calculations of Adjusted EBITDA and Free Cash Flow are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Each of Adjusted EBITDA and Free Cash Flow is reconciled from the respective measures under GAAP in the attached table “Non-GAAP Reconciliations.”

About Laureate Education, Inc.

Laureate Education, Inc. is the largest international network of degree-granting higher education institutions, primarily focused in Latin America, with approximately 875,000 students enrolled at over 25 institutions with more than 150 campuses, which we collectively refer to as the Laureate International Universities network. Laureate offers high-quality, undergraduate, graduate and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper and societies benefit. This belief is expressed through the company’s philosophy of being ‘Here for Good’ and is represented by its status as a certified B Corporation® and conversion in 2015 to a Delaware public benefit corporation, a new class of corporation committed to creating a positive impact on society.

Key Metrics and Financial Tables

(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments				Total Enrollments
			Change		As of	As of	Change
	FY 2018	FY 2017	Total	Organic	12/31/2018	12/31/2017	Total	Organic
Brazil	170,800	149,900	14%	14%	280,000	271,200	3%	3%
Mexico	109,000	107,300	2%	2%	206,300	214,200	(4)%	(4)%
Andean	119,200	116,600	2%	2%	309,200	299,100	3%	3%
Rest of World	13,000	12,000	8%	8%	18,700	17,200	9%	9%
Online & Partnerships	33,500	35,000	(4)%	(4)%	60,600	63,500	(5)%	(5)%
Laureate	445,500	420,800	6%	6%	874,800	865,200	1%	1%

Consolidated Statements of Operations

	For the three months ended			For the year ended
	December 31,			December 31,
IN MILLIONS	2018	2017	Change	2018	2017	Change
Revenues	$913.7	$951.2	$(37.5)	$3,350.2	$3,385.9	$(35.7)
Costs and expenses:
Direct costs	665.7	710.4	(44.7)	2,746.9	2,821.3	(74.4)
General and administrative expenses	105.1	93.6	11.5	299.3	315.5	(16.2)
Loss on impairment of assets	3.1	7.1	(4.0)	13.1	7.1	6.0
Operating income	139.8	140.1	(0.3)	291.0	242.0	49.0
Interest income	2.5	2.2	0.3	11.9	11.9	—
Interest expense	(53.5)	(78.2)	24.7	(235.2)	(334.9)	99.7
Loss on debt extinguishment	—	—	—	(7.5)	(8.4)	0.9
(Loss) gain on derivatives	(3.8)	9.5	(13.3)	88.3	28.7	59.6
Other income (expense), net	1.4	(1.3)	2.7	12.2	(1.9)	14.1
Foreign currency exchange gain (loss), net	11.5	4.8	6.7	(32.4)	2.5	(34.9)
Gain (loss) on sales of subsidiaries, net	0.3	(10.5)	10.8	0.3	(10.5)	10.8
Income (loss) from continuing operations before income taxes and equity in net income of affiliates	98.2	66.5	31.7	128.4	(70.6)	199.0
Income tax (expense) benefit	(67.3)	105.0	(172.3)	(133.2)	91.3	(224.5)
Equity in net income of affiliates, net of tax	—	0.2	(0.2)	—	0.2	(0.2)
Income (loss) from continuing operations	30.8	171.6	(140.8)	(4.7)	20.8	(25.5)
Income from discontinued operations, net of tax	56.6	28.9	27.7	79.1	72.9	6.2
(Loss) gain on sales of discontinued operations, net of tax	(15.3)	—	(15.3)	296.6	—	296.6
Net income	72.1	200.5	(128.4)	370.9	93.8	277.1
Net income attributable to noncontrolling interests	(0.5)	(4.7)	4.2	(0.9)	(2.3)	1.4
Net income attributable to Laureate Education, Inc.	$71.6	$195.8	$(124.2)	$370.1	$91.5	$278.6

Accretion of Series A convertible redeemable preferred stock and other redeemable noncontrolling interests and equity	$(1.4)	$(106.4)	$105.0	$(62.8)	$(298.5)	$235.7
Gain upon conversion of Series A Preferred Stock	—	—	—	74.1	—	74.1
Net income (loss) available to common stockholders	$70.1	$89.5	$(19.4)	$381.4	$(207.0)	$588.4

Basic and diluted earnings (loss) per share:
Basic weighted average shares outstanding	224.0	187.3	36.7	212.8	172.4	40.4
Dilutive weighted average shares outstanding	224.7	187.8	36.9	212.8	172.4	40.4
Basic earnings (loss) per share	$0.31	$0.48	$(0.17)	$1.79	$(1.20)	$2.99
Diluted earnings (loss) per share	$0.31	$0.48	$(0.17)	$1.73	$(1.20)	$2.93

Revenue and Adjusted EBITDA by segment

IN MILLIONS

			% Change		$ Variance Components
For the quarter ended December 31,	2018	2017	Reported	Organic Constant Currency(1)	Total	Organic Constant Currency	Other	Acq/ Div.	FX
Revenues
Brazil	$184.8	$217.8	(15)%	—%	$(33.0)	$(0.5)	$—	$—	$(32.5)
Mexico	182.3	194.2	(6)%	(2)%	(11.9)	(4.5)	—	—	(7.4)
Andean	311.5	306.5	2%	7%	5.0	21.4	—	—	(16.4)
Rest of World	67.8	65.6	3%	9%	2.2	5.6	—	—	(3.4)
Online & Partnerships	166.0	169.4	(2)%	(2)%	(3.4)	(3.4)	—	—	—
Corporate & Eliminations	1.3	(2.2)	159%	159%	3.5	3.5	—	—
Total Revenues	$913.7	$951.2	(4)%	2%	$(37.5)	$22.2	$—	$—	$(59.7)

Adjusted EBITDA
Brazil	$51.4	$72.9	(29)%	3%	$(21.5)	$2.4	$(14.7)	$—	$(9.2)
Mexico	61.2	68.6	(11)%	(7)%	(7.4)	(5.1)	(0.3)	—	(2.0)
Andean	81.8	92.8	(12)%	14%	(11.0)	13.4	(20.3)	—	(4.1)
Rest of World	24.5	22.3	10%	15%	2.2	3.4	—	—	(1.2)
Online & Partnerships	58.6	58.8	—%	—%	(0.2)	(0.2)	—	—	—
Corporate & Eliminations	(48.7)	(51.4)	5%	5%	2.7	2.7	—	—	—
Total Adjusted EBITDA	$228.7	$264.0	(13)%	6%	$(35.3)	$16.5	$(35.3)	$—	$(16.5)

(1)  Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets, as well as the impact of a $20.3 million operating gain in 2017 on the sale of property and equipment in our Andean segment. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2017 Revenues and Adjusted EBITDA amounts.

Revenue and Adjusted EBITDA by segment

IN MILLIONS

			% Change		$ Variance Components
For the year ended December 31,	2018	2017	Reported	Organic Constant Currency(2)	Total	Organic Constant Currency	Other	Acq/ Div.	FX
Revenues
Brazil	$654.3	$765.7	(15)%	(2)%	$(111.4)	$(14.7)	$—	$—	$(96.7)
Mexico	646.1	646.2	—%	2%	(0.1)	11.2	—	—	(11.3)
Andean	1,155.7	1,085.6	6%	7%	70.1	71.2	—	—	(1.1)
Rest of World	238.0	214.7	11%	13%	23.3	28.8	—	—	(5.5)
Online & Partnerships	664.2	690.4	(4)%	(4)%	(26.2)	(26.2)	—	—	—
Corporate & Eliminations	(8.1)	(16.8)	52%	52%	8.7	8.7	—	—	—
Total Revenues	$3,350.2	$3,385.9	(1)%	2%	$(35.7)	$78.9	$—	$—	$(114.6)

Adjusted EBITDA
Brazil	$104.0	$134.2	(23)%	1%	$(30.2)	$1.5	$(9.4)	$—	$(22.3)
Mexico	143.2	147.2	(3)%	(1)%	(4.0)	(0.8)	(0.8)	—	(2.4)
Andean	317.1	301.2	5%	13%	15.9	40.0	(20.3)	—	(3.8)
Rest of World	40.4	32.4	25%	31%	8.0	10.0	—	—	(2.0)
Online & Partnerships	194.7	204.5	(5)%	(5)%	(9.8)	(9.8)	—	—	—
Corporate & Eliminations	(176.3)	(204.1)	14%	2%	27.8	5.0	22.8	—	—
Total Adjusted EBITDA	$623.1	$615.5	1%	7%	$7.6	$45.8	$(7.7)	$—	$(30.5)

(2)  Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets, as well as the impact of a $20.3 million operating gain in 2017 on the sale of property and equipment in our Andean segment and a $22.8 million expense in 2017 associated with our debt refinancing transactions in the second quarter of 2017. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2017 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	December 31, 2018	December 31, 2017	Change
Assets
Cash and cash equivalents	$388.5	$320.6	$67.9
Receivables (current), net	249.3	311.1	(61.8)
Other current assets	273.0	332.4	(59.4)
Current assets held for sale	306.4	324.7	(18.3)
Property and equipment, net	1,278.9	1,380.4	(101.5)
Goodwill and other intangible assets	2,858.8	3,031.4	(172.6)
Other long-term assets	383.3	466.1	(82.8)
Long-term assets held for sale	1,031.5	1,224.7	(193.2)
Total assets	$6,769.6	$7,391.3	$(621.7)

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$491.3	$525.5	$(34.2)
Deferred revenue and student deposits	193.2	184.1	9.1
Total long-term debt, including current portion	2,695.5	3,095.3	(399.8)
Total due to shareholders of acquired companies, including current portion	45.4	71.8	(26.4)
Other liabilities	616.2	656.0	(39.8)
Current and long-term liabilities held for sale	662.7	857.3	(194.6)
Total liabilities	4,704.3	5,390.0	(685.7)
Convertible redeemable preferred stock	—	400.3	(400.3)
Redeemable noncontrolling interests and equity	14.4	13.7	0.7
Total stockholders’ equity	2,050.9	1,587.3	463.6
Total liabilities and stockholders’ equity	$6,769.6	$7,391.3	$(621.7)

Consolidated Statements of Cash Flows

	For the year ended December 31,
IN MILLIONS	2018	2017	Change
Cash flows from operating activities
Net income	$370.9	$93.8	$277.1
Depreciation and amortization	240.0	264.7	(24.7)
Loss on impairment of assets	13.1	40.6	(27.5)
Gain on sale of subsidiaries and disposal of property and equipment, net	(292.1)	(5.8)	(286.3)
Gain on derivative instruments	(89.1)	(29.3)	(59.8)
Proceeds from settlement of derivative contracts	14.1	—	14.1
Loss on debt extinguishment	7.5	8.4	(0.9)
Interest paid on deferred purchase price for acquisitions	(4.5)	(39.4)	34.9
Unrealized foreign currency exchange loss	37.8	4.1	33.7
Income tax receivable/payable, net	48.9	(10.7)	59.6
Working capital, excluding tax accounts	(77.4)	(208.7)	131.3
Other non-cash adjustments	127.7	74.5	53.2
Net cash provided by operating activities	396.9	192.2	204.7
Cash flows from investing activities
Purchase of property and equipment	(238.0)	(274.1)	36.1
Expenditures for deferred costs	(19.9)	(19.7)	(0.2)
Receipts from sale of subsidiaries and property and equipment, net of cash sold	375.8	9.8	366.0
Business acquisitions, net of cash acquired	(17.0)	(0.8)	(16.2)
Investing other, net	14.6	0.1	14.5
Net cash provided by (used in) investing activities	115.5	(284.7)	400.2
Cash flows from financing activities
Decrease in long-term debt, net	(382.4)	(140.1)	(242.3)
Payments of deferred purchase price for acquisitions	(13.7)	(94.9)	81.2
Proceeds from issuance of convertible redeemable preferred stock, net of issuance costs	—	55.3	(55.3)
Payment of dividends on Series A Preferred Stock and to noncontrolling interests	(11.1)	(19.4)	8.3
Proceeds from initial public offering, net of issuance costs	—	456.4	(456.4)
Payments of debt issuance costs and redemption and call premiums for debt modification	(0.6)	(81.2)	80.6
Financing other, net	(2.3)	(18.5)	16.2
Net cash (used in) provided by financing activities	(410.1)	157.6	(567.7)
Effects of exchange rate changes on cash	(13.5)	25.9	(39.4)
Change in cash included in current assets held for sale	(31.7)	(32.5)	0.8
Net change in cash and cash equivalents	57.0	58.4	(1.4)
Cash and cash equivalents at beginning of period	532.8	474.3	58.5
Cash and cash equivalents at end of period	$589.8	$532.8	$57.0
Liquidity (including Undrawn Revolver)	$680.0	$653.6	$26.4

Non-GAAP Reconciliations

The following table reconciles income (loss) from continuing operations to Adjusted EBITDA for the three months and years ended December 31, 2018 and 2017:

	For the three months ended			For the year ended
	December 31,			December 31,
IN MILLIONS	2018	2017	Change	2018	2017	Change
Income (loss) from continuing operations	$30.8	$171.6	$(140.8)	$(4.7)	$20.8	$(25.5)
Plus:
Equity in net income of affiliates, net of tax	—	(0.2)	0.2	—	(0.2)	0.2
Income tax expense (benefit)	67.3	(105.0)	172.3	133.2	(91.3)	224.5
Income (loss) from continuing operations before income taxes and equity in net income of affiliates	98.2	66.5	31.7	128.4	(70.6)	199.0
Plus:
(Gain) loss on sale of subsidiaries, net	(0.3)	10.5	(10.8)	(0.3)	10.5	(10.8)
Foreign currency exchange (gain) loss, net	(11.5)	(4.8)	(6.7)	32.4	(2.5)	34.9
Other (income) expense, net	(1.4)	1.3	(2.7)	(12.2)	1.9	(14.1)
Loss (gain) on derivatives	3.8	(9.5)	13.3	(88.3)	(28.7)	(59.6)
Loss on debt extinguishment	—	—	—	7.5	8.4	(0.9)
Interest expense	53.5	78.2	(24.7)	235.2	334.9	(99.7)
Interest income	(2.5)	(2.2)	(0.3)	(11.9)	(11.9)	—
Operating income	139.8	140.1	(0.3)	291.0	242.0	49.0
Plus:
Depreciation and amortization	50.2	51.8	(1.6)	213.5	204.3	9.2
EBITDA	190.0	191.9	(1.9)	504.5	446.3	58.2
Plus:
Share-based compensation expense (3)	0.2	19.6	(19.4)	9.7	61.8	(52.1)
Loss on impairment of assets (4)	3.1	7.1	(4.0)	13.1	7.1	6.0
EiP implementation expenses (5)	35.5	45.3	(9.8)	95.8	100.2	(4.4)
Adjusted EBITDA	$228.7	$264.0	$(35.3)	$623.1	$615.5	$7.6

(3)    Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718.

(4)    Represents non-cash charges related to impairments of long-lived assets.

(5)    EiP implementation expenses are related to our enterprise-wide initiative to optimize and standardize our processes, creating  vertical integration of procurement, information technology, finance, accounting and human resources. The first wave of EiP began in 2014 and was substantially completed in 2017, and includes the establishment of regional shared services organizations (SSOs) around the world, as well as improvements to our system of internal controls over financial reporting. Given the success of the first wave of EiP, we have expanded the initiative into other back- and mid-office areas, as well as certain student-facing activities, in order to generate additional efficiencies and create a more efficient organizational structure. Also included in EiP are certain non-recurring costs incurred in connection with the planned and completed dispositions.

The following table reconciles operating cash flow to Free Cash Flow for the years ended December 31, 2018 and 2017:

	For the year ended December 31,
IN MILLIONS	2018	2017	Change
Net cash provided by operating activities	$396.9	$192.2	$204.7

Capital expenditures:
Purchase of property and equipment	(238.0)	(274.1)	36.1
Expenditures for deferred costs	(19.9)	(19.7)	(0.2)
Free Cash Flow	$139.0	$(101.6)	$240.6

Investor Relations Contact:

ir@laureate.net

Media Contacts:

Laureate Education

Adam Smith

adam.smith@laureate.net

U.S.: +1 (443) 255 0724

Source: Laureate Education, Inc.